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                                                                    Exhibit 12.1

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

                                                AT DECEMBER 31,
                                 ---------------------------------------------
                                 IN MILLIONS OF REAIS, EXCEPT OTHERWISE STATED
                                              2003   2004    2005
                                             -----   ----   -----
           US GAAP
Earnings, as defined:
   Income before income taxes                  957    630     658
   Fixed charges                               406    295     329
      Total earnings                         1,363    925     986

Fixed charges, as defined
   Interest expenses                           284    187     229
   Estimated interest within
      operating lease expenses                 122    107     100
      Total fixed charges                      406    295     329

Ratio of earnings to combined
   fixed charges                              3.36x  3.14x  3.001x
Deficiency in millions of US$
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